UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2007

Angelica Corporation
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-5674 (Commission File Number)	43-0905260 (I.R.S. Employer Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
(Address of principal executive office)(Zip Code)

(314) 854-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On July 2, 2007, Angelica Corporation (the "Company") received a shareholder proposal from Jolly Roger Fund LP for inclusion in the Company's proxy statement for the 2007 annual meeting of shareholders.  The shareholder proposal recommends that the board of directors of the Company "immediately engage a nationally recognized investment banking firm to explore all strategic alternatives (outside of the ordinary course of business) to increase shareholder value, including, but not limited to, the sale of Angelica Corporation, sales of assets or another extraordinary transaction."  A copy of this proposal, as well as other correspondence received on that date from Jolly Roger Fund LP and its investment advisor Pirate Capital LLC, is attached to Amendment No. 9 to Schedule 13D filed with the SEC on July 2, 2007 by Thomas R. Hudson and Pirate Capital LLC.

Today the Company delivered a response letter to Jolly Roger Fund LP, a copy of which is attached hereto as Exhibit 99.1.  The response letter highlights the fact that the Company had previously retained nationally recognized investment banking firm Morgan Joseph & Co. Inc. to assist the Company's board of directors with a review and exploration of strategic alternatives which included all of the alternatives referenced in the Jolly Roger Fund LP's shareholder proposal.  Today, the Company's board of directors approved the continued engagement of Morgan Joseph & Co. Inc. in this regard, which renders that proposal moot.  Accordingly, the Company's letter to Jolly Roger Fund LP requests that it withdraw the above referenced proposal and that, if it fails to do so, the Company will submit to the SEC a request for a no action letter allowing the Company to exclude the proposal from the Company's proxy statement for the 2007 annual meeting of shareholders as the proposal has already been implemented.

Exhibit 99.1 is hereby incorporated by reference into this Item 7.01.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Letter from Angelica Corporation to Jolly Roger Fund LP in response to shareholder proposal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELICA CORPORATION

Dated: July 17, 2007	/s/ Steven L. Frey
Steven L. Frey
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Letter from Angelica Corporation to Jolly Roger Fund LP in response to shareholder proposal